Exhibit 99.1

Colony Bankcorp, Inc. Raises $9,000,000 in Floating Rate Trust Preferred Securities Offering

FITZGERALD, GA., March 13, 2007 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) announced the completion of a $9,000,000 private placement of floating rate trust preferred securities (“Capital Securities”) through its wholly owned subsidiary, Colony Bankcorp Capital Trust II.

The Capital Securities mature in 30 years and bear interest at an adjusted 3-month LIBOR rate with a reset quarterly. Interest on the Capital Securities is to be paid on the 30th day of each March, June, September and December, commencing on March 30, 2007.

Colony intends to use the proceeds from this offering to pay off an existing trust preferred securities issuance of $9,000,000 that is callable on March 26, 2007. Annual interest savings will approximate $175,500.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”

Contact:	Terry Hester, Chief Financial Officer
229-426-6002